UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

September 25, 2008

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
100 Pier 1 Place Fort Worth, Texas 76102
(Address of principal executive offices and zip code)

(817) 252-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 25, 2008, Pier 1 Imports, Inc. (the “Company”) and an employing affiliate entered into an Agreement for Severance Benefits and for Release, Waiver and Nondisclosure (the “Agreement”) with David A. Walker, former Executive Vice President - Planning and Allocations of the Company.  The Agreement provides that, (i) Mr. Walker will receive a lump sum payment equal to one year of base salary, (ii) the time of payment of Mr. Walker’s benefit under the Pier 1 Imports, Inc. Supplemental Retirement Plan (the “Plan”) will be March 2, 2009, (iii) Mr. Walker elects such time of payment and agrees to accept a net present value of his accrued benefit as the full and final amount owed to Mr. Walker under the Plan, and (iv) the Company’s employing affiliate and Mr. Walker reached an agreement for COBRA continuation coverage under the Pier 1 Imports medical plan and medical coverage for Mr. Walker and his spouse until the earlier of his death or the date he attains age sixty-five. All payments under the Agreement are subject to applicable taxes and other withholdings and any delays required by applicable law.

In the Agreement, Mr. Walker provides a general release of claims against the Company and its subsidiaries and affiliated companies and agrees that the Company’s payment to Mr. Walker as described in item (iii) above will satisfy all obligations owed or owing to Mr. Walker under the Plan.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Agreement for Severance Benefits and for Release, Waiver and Nondisclosure effective September 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	September 30, 2008	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement for Severance Benefits and for Release, Waiver and Nondisclosure effective September 25, 2008.